UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 1, 2010 (June 30, 2010)

Rexahn Pharmaceuticals, Inc.
(Exact Name of Issuer as Specified in Charter)

DELAWARE	001-34079	11-3516358
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

15245 Shady Grove Road, Suite 455	20850
Rockville, MD	(Zip Code)
(Address of Principal Executive Offices)

(240) 268-5300
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01  Other Events.

On June 30, 2010, Rexahn Pharmaceuticals, Inc. (the “Company”) issued a press release announcing the closing of the registered direct offering described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2010.  The Company received net proceeds of approximately $9.28 million after deducting placement agent fees and other offering expenses. The Company sold an aggregate of 6.67 million shares of its common stock and warrants exercisable for 2.00 million additional shares of its common stock.  The common stock and warrants were sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.3 of a share of common stock.  The purchase price per unit was $1.50.

Rodman & Renshaw, LLC (the “Placement Agent”), a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM), acted as the exclusive placement agent for this transaction. The Placement Agent received an aggregate fee of $550,000 (equal to 5.5% of the gross proceeds received in the offering) and an additional $25,000 in expenses.  In addition, the Placement Agent received a warrant to purchase 200,000 shares of the Company's common stock, representing an aggregate of 3% of the aggregate number of shares sold in the offering, with an exercise price of $1.90 per share and an expiration date of August 8, 2013.

The Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

 Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press release dated June 30, 2010.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rexahn Pharmaceuticals, Inc.

Date: July 1, 2010	By:	/s/ Tae Heum Jeong
		Name:	Tae Heum Jeong
		Title:	Chief Financial Officer